Exhibit 99.2

[BNY MELLON LETTERHEAD]

July     , 2010

Name Address

Dear                     :

As you know, we have established The Bank of New York Mellon Corporation Executive Severance Plan (“Executive Severance Plan”). The Executive Severance Plan is designed to put eligible senior executives on a level playing field with respect to change in control and severance pay and benefit protection, and is intended to replace the various legacy and individually negotiated agreements we now have.

[For Named Executive Officers With a Change In Control Agreement From Mellon Financial Corporation—

As part of the process of rolling out the new Executive Severance Plan, this letter provides you with three (3) years written notice of the cancellation by The Bank of New York Mellon Corporation of your [DATE] “Change in Control” Agreement entered into with Mellon Financial Corporation, as amended (the “Agreement”). The effective date of the termination will be [DATE]; provided that, in accordance with the Agreement, if a Change in Control (as defined therein) occurs during the term of the Agreement, the Agreement will continue in effect for a period of three years after such Change in Control.

OR

For Named Executive Officers With a Change In Control Agreement From The Bank of New York Company, Inc.—

As part of the process of rolling out the new Executive Severance Plan, this letter provides written notice that The Bank of New York Mellon Corporation will not extend your [DATE} “Change in Control” agreement with The Bank of New York Company, Inc., as amended (“Change in Control Agreement”), beyond December 31, 2010. In accordance with the Agreement, in the event a Change in Control, as defined in the Agreement, occurs on or prior to December 31, 2010, the Agreement will continue in effect for a period of 24 months after such Change in Control.]

If you would like to participate in the new Executive Severance Plan you will be required to waive any coverage and all rights and benefits that may be available to you under your existing Change in Control Agreement[, and agree to the additional items set forth on Appendix A to this letter]. You will not be included as a participant in the Executive Severance Plan, either now or in the future, unless you waive such coverage and such other rights and benefits under the Agreement (as well as the [three (3) year] [any] notice period for canceling the Agreement) [and agree as set forth on Appendix A], at this time. If you so agree, please sign both copies of this letter indicating your agreement, while keeping one copy of this letter for yourself and returning the other signed copy to me. You must return a signed copy of the letter to me on or before August 12, 2010 in order to become eligible to participate in our new Executive Severance Plan. Your eligibility to participate in the Executive Severance Plan would commence as of August 12, 2010, at which time your Change in Control Agreement would also terminate. A signature transmitted by facsimile will be deemed an original signature (Fax             ).

Please feel free to contact me if you have any questions.

Sincerely yours,

By signing below I agree to terminate my Change in Control Agreement and waive any coverage and all rights and benefits available to me under such Agreement, acknowledge and agree that no payments or benefits are vested, due or owed under my Change in Control Agreement [and further agree to the terms set forth on Appendix A to this letter]:

[NAME}

Date: